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                                                                      EXHIBIT 99



FORWARD-LOOKING STATEMENTS

         In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, UGI Corporation ("UGI" or the "Company") is hereby filing cautionary statements identifying important factors that could cause the Company's actual results to differ materially from those projected in forward-looking statements of the Company made by or on behalf of the Company.


RISK FACTORS

         The financial and operating performance of UGI Corporation is subject to risks and uncertainties, all of which are difficult to predict, and many of which are beyond the control of the Company's management. Forward-looking statements concerning the Company's performance may differ materially from actual results because of these risks and uncertainties. They include, but are not limited to:

                 1.       Weather conditions;
                 2. price and availability of all energy products, including natural gas, propane and oil, and the capacity to transport to market areas;
                 3.       governmental legislation and regulations;
                 4.       local economic conditions;
                 5.       labor relations;
                 6.       environmental claims;
                 7. competition from the same and alternative energy sources;
                 8. operating hazards and other risks incidental to generating and distributing electricity and transporting, storing, and distributing natural gas and propane;
                 9.       energy efficiency and technology trends;
                10.       distributions from subsidiaries;
                11.       interest rates; and
                12.       large customer defaults.